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Exhibit 99.1

Universal Compression Holdings, Inc. 4444 Brittmoore Road Houston, Texas 77041 NYSE: UCO

Contact:
David Oatman
Vice President, Investor Relations and Planning
713-335-7460

FOR IMMEDIATE RELEASE
MONDAY, JANUARY 27, 2003

UNIVERSAL COMPRESSION REPORTS
FISCAL 2003 THIRD QUARTER RESULTS

Houston, January 27, 2003—Universal Compression Holdings, Inc. (NYSE: UCO), a leading provider of natural gas compression services, today reported net income for its fiscal 2003 third quarter of $8.6 million, or $0.28 per diluted share, on revenues of $164.6 million. The Company reported net income of $13.8 million, or $0.45 per diluted share, on revenues of $177.4 million in the third quarter of fiscal 2002. In the prior quarter ended September 30, 2002, the Company reported net income of $7.7 million, or $0.25 per diluted share, on revenues of $154.6 million. EBITDA, as adjusted (as defined below) was $50.2 million compared to $48.2 million in the fiscal 2003 second quarter and $54.8 million in the fiscal 2002 third quarter.

"We are encouraged by progress made despite lackluster activity levels in energy markets. The utilization of our compression fleet increased during the quarter due to the implementation of domestic alliance contracts and our international presence was strengthened as a result of significant fabrication shipments to a large customer in China. Our financial position was enhanced by continuing strong cash flow from operations and prudent fiscal management," said Stephen A. Snider, Universal's President and Chief Executive Officer.

Capital expenditures were approximately $100 million for the nine months ended December 31, 2002 compared to $139 million for the comparable period last year. Cash balance was approximately $50 million at December 31, 2002 compared to $6 million at March 31, 2002.

Beginning in the fourth fiscal quarter, the Company will incur higher ongoing non-cash depreciation expenses as a result of the consolidation of its operating leases effective December 31, 2002, which is expected to be partially offset by the change in the estimated useful life of the compressor fleet, based on the preliminary findings of the equipment study which is being conducted. For the three months ending March 31, 2003, we expect that depreciation expense will increase by approximately $2.5 million, or approximately $0.05 per share on an after-tax basis, based on the consolidation of the operating leases and the preliminary findings of the equipment study that will be completed by March 2003.

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"Business conditions in North America are expected to be sluggish for each of our business segments for the near future. In addition, the scheduled fourth fiscal quarter startup of two new projects totaling approximately 38,000 horsepower in Brazil and Venezuela has been delayed by an estimated three months. For the fourth fiscal quarter, we now expect revenues to be $160 million to $165 million, EBITDA to range from $52 million up to $53 million, and earnings per diluted share to be $0.22 to $0.24, including the expected additional depreciation expense discussed earlier. We will continue efforts to gain market opportunities and enhance financial returns in these challenging market conditions. We are optimistic that favorable natural gas market trends will stimulate North American activity levels later in the year," added Snider.

Third Quarter Statistics

  •
  Average fleet horsepower utilized was 1,932,000 at December 31, 2002 compared to 1,884,000 at September 30, 2002 and 1,967,000 at December 31, 2001. Spot utilization was 84% at December 31, 2002 compared to 82% at September 30, 2002 and 88% at December 31, 2001. Average utilization was 83% in the fiscal third and second quarters and was 89% in the prior year period.

  •
  Domestic contract compression gross margins were 64% compared to 63% in the prior quarter and 64% in the prior year period, and international contract compression gross margins were 79% compared to 80% in the prior quarter and 72% in the prior year period.

  •
  Total contract compression horsepower was 2,333,000 at December 31, 2002 compared to 2,297,000 at September 30, 2002 and 2,206,000 at December 31, 2001. International contract compression horsepower was 373,000 at December 31, 2002 compared to 363,000 at September 30, 2002 and 340,000 at December 31, 2001.

  •
  Fabrication revenues were $50.3 million compared to $42.1 million in the prior quarter and $55.3 million in the prior year period; gross margins were 9% compared to 11% in the prior quarter and 12% in the prior year period. Fabrication backlog was $56 million at December 31, 2002 compared to $87 million at September 30, 2002 and $101 million at December 31, 2001.

  •
  Aftermarket services gross margins were 21% compared to 19% in the prior quarter and 23% in the prior year period.

Conference Call

Universal will host a conference call on Tuesday, January 28, 2003 at 10:00 am Central Time, 11:00 am Eastern Time to discuss the quarter's results and other corporate matters. The conference call will be broadcast over the Internet to provide interested persons the opportunity to listen to it live. The call will also be archived for one week to provide an opportunity to those unable to listen to the live broadcast. Both the live broadcast and replay of the archived version are free of charge to the user.

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Persons wishing to listen to the conference call live may do so by logging onto http://www.universalcompression.com (click "Company Overview" in the "Company Information" section) or http://www.firstcallevents.com/service/
ajwz372759923gf12.html at least 15 minutes prior to the start of the call. A replay of the call will remain available at the Web sites www.universalcompression.com and http://www.prnewswire.com through February 4, 2003.

EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, lease expense, depreciation and amortization, foreign currency gains or losses, non-recurring items and extraordinary gains or losses.

Universal Compression, headquartered in Houston, Texas, is a leading natural gas compression services company, providing a full range of contract compression, sales, operations, maintenance and fabrication services to the domestic and international natural gas industry.

Statements about Universal's outlook and all other statements in this release other than historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors, many of which are outside Universal's control, which could cause actual results to differ materially from such statements. While Universal believes that the assumptions concerning future events are reasonable, it cautions that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are the demand for Universal's products and services, integration of acquisitions and worldwide economic and political conditions. These and other risk factors are discussed in Universal's filings with the Securities and Exchange Commission, copies of which are available to the public. Universal expressly disclaims any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events, or otherwise.

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UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Three Months Ended
	December 31, 2002	September 30, 2002	December 31, 2001
Revenues:
Contract compression	$83,221	$81,765	$85,942
Fabrication	50,258	42,064	55,258
Aftermarket services	31,105	30,753	36,179

Total revenue	164,584	154,582	177,379
Costs and expenses:
Cost of sales—contract compression	27,648	27,396	29,567
Cost of sales—fabrication	45,576	37,579	48,703
Cost of sales—aftermarket services	24,609	24,791	27,854
Depreciation and amortization	15,726	14,311	12,233
Selling, general and administrative	16,923	17,238	16,134
Operating lease	15,239	15,485	14,788
Interest expense	5,671	4,792	5,357
Foreign currency (gain)/loss	(353)	1,139	(134)
Other (income)/expense	(411)	(602)	328

Total costs and expenses	150,628	142,129	154,830

Income before income taxes	13,956	12,453	22,549
Income taxes	5,373	4,794	8,798

Net income	$8,583	$7,659	$13,751

Weighted average common and common equivalent shares outstanding:
Basic	30,668	30,661	30,567

Diluted	30,859	30,683	30,844

Earnings per share:
Basic	$0.28	$0.25	$0.45

Diluted	$0.28	$0.25	$0.45

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UNIVERSAL COMPRESSION HOLDINGS, INC.

UNAUDITED SUPPLEMENTAL INFORMATION

(In thousands)

	Three Months Ended
	December 31, 2002	September 30, 2002	December 31, 2001
Revenues:
Domestic contract compression	$67,065	$65,122	$69,423
International contract compression	16,156	16,643	16,519
Fabrication	50,258	42,064	55,258
Aftermarket services	31,105	30,753	36,179

Total	$164,584	$154,582	$177,379
Gross Profit:
Domestic contract compression	$42,870	$41,102	$44,441
International contract compression	12,703	13,267	11,910
Fabrication	4,682	4,485	6,555
Aftermarket services	6,496	5,962	8,325

Total	$66,751	$64,816	$71,231
Selling, General and Administrative	$16,923	$17,238	$16,134
% of Revenue	10%	11%	9%
EBITDA, as adjusted *	$50,239	$48,180	$54,769
% of Revenue	31%	31%	31%
Profit Margin:
Domestic contract compression	64%	63%	64%
International contract compression	79%	80%	72%
Fabrication	9%	11%	12%
Aftermarket services	21%	19%	23%
Total	41%	42%	40%

*
EBITDA, as adjusted, is defined as net income plus income taxes, interest expense, leasing expense, depreciation and amortization, foreign currency gains or losses, non-recurring items and extraordinary gains or losses.

	December 31, 2002	March 31, 2002	December 31, 2001
Debt	$945,052	$226,762	$222,828
Operating Leases	$—	$708,500	$708,500
Shareholders' Equity	$708,534	$700,344	$745,712
Total Debt to Capitalization**	57.2%	57.2%	55.5%

**
Total debt includes debt and operating leases.

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  Exhibit 99.1
UNIVERSAL COMPRESSION REPORTS FISCAL 2003 THIRD QUARTER RESULTS
UNIVERSAL COMPRESSION HOLDINGS, INC. UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per share amounts)
UNIVERSAL COMPRESSION HOLDINGS, INC. UNAUDITED SUPPLEMENTAL INFORMATION (In thousands)